Exhibit 3.55

State of Delaware

Secretary of State

Division of Corporations

Delivered 09:17 AM 12/30/2011

FILED 09:12 AM 12/30/2011

SRV 111354374 - 5088502 FILE

CERTIFICATE OF FORMATION

OF

WORLD MEDICAL GOVERNMENT SOLUTIONS, LLC

This Certificate of Formation of World Medical Government Solutions, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is World Medical Government Solutions, LLC.

2. The address of the registered office of the Company in Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904.

3. The Company’s registered agent at that address is: National Registered Agents, Inc.

4. This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned, an authorized representative of the Company, has caused this Certificate of Formation to be duly executed as of this 29th day of December, 2011.

WORLD MEDICAL GOVERNMENT SOLUTIONS, LLC

By:	/s/ Ivan A. Colao
Name:	Ivan A. Colao
Title:	Authorized Representative